EXHIBIT 10.10

AGREEMENT FOR MARKETING AND BRAND DEVELOPMENT SERVICES

This AGREEMENT FOR MARKETING AND BRAND DEVELOPMENT SERVICES (“Agreement”), effective as of December 28, 2014 (“Effective Date”), is by and between Aquarius Cannabis Inc, a Nevada C-Corporation, with offices located at 2214 Clarendon Street, Suite 230, Woodland Hills, CA 91367 (“Aquarius”), and Sysco Pancho LLC, a Washington limited liability company, with offices located at 6262 cambell rd peshastin wa 98847 (“Client”).

1.

Marketing and Brand Development Services. Aquarius will perform services for Client in connection with the planning, provision, creation and/or placing of branding, research, advertising, marketing, consulting, creative and/or digital services for Client, during the Term, as provided in the attached (Attachment A) Statement of Work (“SOW”), incorporated herein by reference (such services are collectively referred to as “Services”). During the term of this agreement, Client may wish to assign additional projects, products, or services to Aquarius beyond the Services outlined in the SOW (“Out-of-Scope Assignments”). Aquarius agrees to accept such Out-of-Scope Assignments only upon a separate written agreement with Client regarding additional compensation to be paid to Aquarius and other relevant terms and conditions. Nothing in this Agreement will be deemed to require Aquarius to undertake any act or perform any services which in its good faith judgment would be misleading, false, libelous, unlawful, in breach of a contract, or otherwise prejudicial to Client’s or Aquarius’s interests.

2.

Subcontractors. Client acknowledges that Aquarius may, in the rendition of the Services hereunder, engage third party suppliers and other vendors and subcontractors (“Subcontractors”) from time to time to provide certain services. Aquarius shall supervise such services and endeavor to guard against any loss to Client as the result of the failure of Subcontractors to properly execute their commitments, but Aquarius shall not be responsible for their failure, acts or omissions, except where such failure, acts or omissions are due to Aquarius’s negligence or willful misconduct. If Client enters into arrangements with third party vendors, subcontractors or suppliers regarding the provision of materials or services (“Preferred Suppliers”) and requests that Aquarius utilize such Preferred Suppliers in the discharge of Aquarius’s obligations hereunder, Client remains solely responsible for such Preferred Suppliers.

3.

Client Approval of Materials. Aquarius shall submit to Client for its approval all elements of any materials to be produced or placed hereunder, including, but not limited to, all copy, layouts, slogans, websites artworks, graphic materials, and photography (collectively, “Materials”). Submission for prior approval of Materials will not be required to the extent that they are preliminary only.

4.

Services to Client’s Designees. Should Client request Aquarius to make purchases for or render services to any parent, subsidiary, or affiliate of Client (“Client Affiliate”), Client and such Client Affiliate shall be jointly and severally liable to Aquarius even though Aquarius may render invoices to, or in the name of, such Client Affiliate.

5.

Fees, Payments, and Expenses.

(a)

Flat Fee.  As compensation for the Services rendered pursuant to this Agreement, Client agrees to pay Aquarius a flat monthly fee of $5,000.00.

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(b)

Expenses. Client shall reimburse Aquarius for reasonable out-of-pocket travel expenses, including transportation, lodging, mileage, and meals incurred in rendering Aquarius’ professional services, as well as all necessary incidental expenses (collectively, “Expenses”) Incidental expenses include all expenses incurred for Client’s account in connection with Aquarius’s rendition of services and performance of duties hereunder, including but not limited to the cost of packaging material for shipment, postage, messenger, shipping charges, copyright or trademark charges, website hosting, and any advertisement buys associated with radio, print, or other media and online sources. Aquarius shall obtain Client's prior written authorization before incurring any individual Expense or cost in excess of $50.00. All Expenses not paid directly by Client shall be paid within fifteen (15) days of receipt of Aquarius’ invoice. All Expense reimbursements shall be made at Aquarius’ direct out-of-pocket costs, without any markup for overhead, administrative costs, or otherwise.

(c)

Taxes. Client shall pay, reimburse, and/or hold Aquarius harmless for all sales, use, transfer, privilege, tariffs, excise, and all other taxes and all duties, whether international, national, state, or local, however designated except income taxes, which are levied or imposed by reason of the performance of the professional services under this Agreement, except income taxes.

(d)

Other Fees. Unless otherwise provided in this Agreement, all other services, including Out-of-Scope Assignments, rendered by Aquarius shall be subject to additional compensation under a separate agreement between Aquarius and Client.

(e)

Payment Of Invoices. All invoices shall be paid by Client within fifteen (15) days of receipt. Payments not made within such time period shall be subject to late charges equal to the lesser of (i) one and one-half percent (1.5%) per month of the overdue amount or (ii) the maximum amount permitted under applicable law.  Aquarius may suspend all services on seven

(7) days written notice until the amounts outstanding are paid in full.

6.

Trademarks. Aquarius may create or develop trademarks for Client, in the form of taglines, slogans, logos, designs, or product and brand names (collectively, the “Marks”). Client shall ultimately be responsible for confirming availability and registering such Marks, even though, pursuant to the SOW, Aquarius may assist in coordinating the effort associated with clearing and registering the Marks.

7.

Third Party Licenses. In addition to any other fees set forth in this Agreement, Client shall be required to purchase any applicable third party licenses for any third party products that are necessary for Aquarius to design and develop Client marketing websites. Such third party products may include, but are not limited to: server-side applications, clip art, "back-end" applications, music, stock images, or any other copyrighted work which Aquarius deems necessary to purchase on behalf of Client. In the event any such third party product exceeds

$50.00 per product, Aquarius shall obtain Client's prior written consent before incorporating such third party product.

8.

Marketing. Client hereby grants Aquarius the right to use the name and service marks of Client in its marketing materials or other oral, electronic, or written promotions, which shall include naming Client as a client of Aquarius and a brief scope of services provided. In addition,

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Client hereby grants Aquarius the right to display its logo (or other identifying information) and a hyperlink to Aquarius’ website on the home page of Client’ website. Any use of Aquarius’ logos or links on Clients website must be approved in writing by Aquarius. Either party may elect to issue a press release related to this Agreement. In doing so, any release shall be approved by the other party and such approval shall not be unreasonably withheld.

9.

Term and Termination.

(a)

Term. This Agreement will commence on the Effective Date and shall continue and will continue in full force and effect for one (1) year.

(b)

Termination. Either party may terminate this Agreement earlier than the one (1) year term discussed above by giving 48 hours written notice to the other party upon the occurrence of any of the following events:

(i)

Either party wishes to terminate the Agreement, for any reason, and such decision, and respective 48 hours written termination notice to the other party, occurs within ninety (90) days of the Effective Date.

(ii)

The commission by the other party of a material breach of this Agreement, which breach is not cured within thirty (30) days of the other party’s receipt of written notice of such breach; or

(iii)

The other party has or may be commencing a voluntary or involuntary bankruptcy, receivership or similar proceeding with respect to such other party.

(c)

Effect of Termination. Client shall pay Aquarius for all services rendered and work performed up to the effective date of termination. Accordingly, Aquarius will send to Client a final bill for the last month of service prorated by the number of days of service for the respective month prior to termination. Client shall pay the invoice within ten (10) days of receipt.

(d)

Return of Proprietary or Confidential Information. Within ten (10) days after the termination or expiration of this Agreement, each party shall return to the other all Proprietary or Confidential Information (defined below) of the other party (and any copies thereof) in the party's possession or, with the approval of the party, destroy all such Proprietary or Confidential Information.

10.

Confidentiality. The parties agree to hold each other's Proprietary or Confidential Information in strict confidence. “Proprietary or Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process. The parties agree not to make each other's Proprietary or Confidential Information available in any

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form to any third party or to use each other's Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Each party's Proprietary or Confidential Information shall remain the sole and exclusive property of that party. The parties agree that in the event of use or disclosure by the other party other than as specifically provided for in this Agreement, the non-disclosing party may be entitled to equitable relief. Notwithstanding termination or expiration of this Agreement, Aquarius and Client acknowledge and agree that their obligations of confidentiality with respect to Proprietary or Confidential Information shall continue in effect for a total period of three (3) years from the Effective Date.

11.

Responsibilities; Representations and Warranties.

(a)

Aquarius represents and warrants that (i) the Services provided hereunder will be performed in a professional manner, and (ii) any software, hardware, websites, web-based or technology-related Services (collective “Electronic Services”) will be free of material bugs or defects for thirty (30) days after delivery. Such warranty does not extend to any modification of Services by anyone other than Aquarius or its Subcontractors at the time of such modification, any abuse or misuse of Services by Client, or use of Services in an operating environment that differs materially from the specifications agreed to by the parties.

(b)

DISCLAIMER OF WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, ELECTRONIC SERVICES ARE PROVIDED on an “AS IS” and “AS AVAILABLE” basis, AND AQUARIUS EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(c)

THIRD PARTY DISCLAIMER. AQUARIUS MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY THIRD PARTY PRODUCTS, THIRD PARTY CONTENT OR ANY SOFTWARE, EQUIPMENT, OR HARDWARE OBTAINED FROM THIRD PARTIES.

12.

Indemnities.

(a)

Client Indemnity. Client shall indemnify, defend, and hold harmless Aquarius, its parents, subsidiaries, and affiliated companies, and its and their respective employees, officers, directors, shareholders, and agents (each an “Aquarius Indemnitee”) from and against any and all Loss incurred by an Aquarius Indemnitee based upon or arising out of any third-party claim, allegation, demand, suit, or proceeding (each, a “Claim”) made or brought against any Aquarius Indemnitee with respect to any advertising, branding, research or other products or services which Aquarius prepared or performed for Client hereunder to the extent that such Claim relates, in whole or substantial part, to: (i) the inaccuracy of any information supplied by Client or its agents to Aquarius including, without limitation, information concerning Client’s products and services, the products or services of Client’s competitors or Client’s product or service category; (ii) the use of any marketing, branding, research, advertising, packaging, trademark, software, hardware or other materials, or components thereof, furnished by Client or its agents to Aquarius to be included in any Materials or media placements; (iii) the use of any materials or data provided or created by Aquarius and changed by Client or its agents or used in a manner

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different from that agreed by the parties; (iv) risks or restrictions known by Client where Client nonetheless elected to proceed; (v) death, personal injury, or product liability (including health and safety) claims or actions arising from the use of Client’s products and services; (vi) the unauthorized or improper use of Materials or the Marks by Client, Client’s designees, licensees, distributors, franchisees or Client Affiliates; (vii) claims brought by Client’s employees for employment discrimination, other employment or labor disputes, breach of contract, personal injury or other civil law matters, or claims brought by those parties with whom Client has a contractual or supplier relationship; (viii) allegations of patent, trademark or trade dress infringement or any other violation of a patent, trademark or trade dress right; (ix) any material breach of the terms of this Agreement by, or any act of omission of, Client or its agents or employees relating to media commitments made by Aquarius pursuant to Client’s approval as provided for herein; and (x) the negligence, gross negligence, bad faith, or intentional or willful misconduct of Client or its employees, agents or Client Affiliates.

(b)

Aquarius Indemnity. Excluding claims covered by Section 11(a), Aquarius shall indemnify, defend, and hold harmless Client, the Client Affiliates, and their respective employees, members, managers, officers, directors, shareholders, and agents (each a “Client Indemnitee”) from and against any and all Loss incurred by a Client Indemnitee based upon or arising out of any Claim made or brought against Client arising out of the production or dissemination of materials produced hereunder that involve (i) libel, slander, defamation, copyright infringement, right of publicity and/or invasion of right of privacy arising out of work created by Aquarius and in final form (i.e., ready to be disseminated to the public); or (ii) damage to or destruction of personal property, injury to or death of any person directly attributable to or arising out of Aquarius’s negligence or willful misconduct in connection with the performance of the Services hereunder.

(c)

Third Party Investigations of Client. In addition, Client shall reimburse Aquarius for all costs and expenses (including reasonable attorneys’ fees and costs) incurred by Aquarius resulting from any third-party investigation of the acts or practices of Client including, without limitation, any costs or expenses related to compliance with any third party subpoena or other discovery request. Should Aquarius be served with a third party subpoena in connection with Services it performed for Client, Aquarius shall promptly advise Client and consult with Client regarding Aquarius’s response to the subpoena to the extent the subpoena seeks Client data, documents, or information pertaining to Client so that Client may have an opportunity to seek appropriate relief.

(d)

Notification of Claims. A party entitled to be indemnified pursuant to this Section 12 (the “Indemnified Party”) shall provide prompt written notice to the party liable for such indemnification (the “Indemnifying Party”) of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. The Indemnifying Party shall promptly undertake to discharge its obligations hereunder. Additionally, the Indemnifying Party shall employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in any such defense. In addition, the Indemnified Party shall at all times have the right to fully participate in any settlement which it reasonably believes would have an adverse effect on

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its business, but the Indemnified Party shall not make any settlement of any Claims that might give rise to liability of the Indemnifying Party without the prior written consent of the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.

(e)

LIMITATION OF LIABILITY. EXCLUDING INDEMNIFICATION OBLIGATIONS OR DAMAGES ARISING FROM BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY LOST PROFITS (excluding direct damages for Aquarius’s anticipated fees), BUSINESS INTERRUPTION, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITY, NOR SHALL AQUARIUS’S AGGREGATE LIABILITY FOR ANY OTHER DAMAGES ARISING OUT OF THIS AGREEMENT EXCEED THE REVENUE PAID BY CLIENT TO AQUARIUS IN ACCORDANCE WITH THE APPLICABLE SOW.

13.

Ownership.

(a)

Work Product. All Materials developed or prepared by Aquarius or its employees or Subcontractors for Client hereunder that are subject to copyright, trademark, patent, or similar protection shall become the property of Client and deemed “Work Product” provided that (i) the Materials are produced in final form (i.e., ready to be disseminated to the public) by Aquarius for Client within six (6) months of being proposed by Aquarius and (ii) Client has paid to Aquarius all fees and costs associated with creating and, where applicable, producing the Materials. All title and interest to Work Product shall vest in Client as “works made for hire” within the meaning of the United States Copyright Act. To the extent that the title to any such Work Product may not, by operation of law or otherwise, vest in Client as a work made for hire or any such Work Product may not be considered a work made for hire, all right, title and interest therein is hereby irrevocably assigned by Aquarius to Client. In order to assure that its employees and Subcontractors do not possess proprietary rights in the Work Product that are inconsistent with Client’s possession of such rights, Aquarius will, as necessary, obtain the assignment and conveyance to Client, or to Aquarius for the benefit of Client, of any proprietary rights that such persons or entities may then have or may have in the future to such Work Product.

(b)

Third Party Licenses. Notwithstanding the provisions of Section 11(a) above, it is understood that Aquarius often licenses materials from third parties for inclusion in Work Product. In such circumstances, ownership of such licensed materials remains with the licensor, and Client agrees that it remains bound by the terms of such licenses and that it does not obtain proprietary rights in such third party materials beyond the terms and conditions contained in the pertinent license. Aquarius will keep Client informed of any such limitations.

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(c)

Aquarius Materials. Notwithstanding any other provision of this Agreement, Aquarius shall retain all right, title and interest in and to, including any intellectual property rights with respect to, any data, designs, processes, specifications, software, applications, source code, object code, utilities, methodologies, know-how, materials, information and skills (and any derivative works, modifications and enhancements thereto) owned, acquired or developed by Aquarius or its licensors, and regardless of whether incorporated in any Work Product, (i) prior to the Effective Date; (ii) independently of, or not in connection with the performance of, the Services; (iii) in the general conduct of its business or to serve general functions that are not specific to Client’s unique requirements; or (iv) if generally applicable, non-site specific and unrelated to the “look and feel” of the Materials or other deliverable, in connection with the Services (or partially in connection with the Services) (collectively, “Aquarius Materials”). Subject to fulfillment of Client’s payment obligations hereunder, Aquarius hereby grants Client a worldwide, perpetual, irrevocable, royalty-free, nonexclusive license, with right to sublicense (but only for the benefit of Client or its permitted successors or assigns), to use Aquarius Materials actually incorporated into Work Product pursuant to this Agreement as necessary for or in connection with the use, management and maintenance of such Work Product, provided that Client shall not have the right to publish or distribute any Aquarius Materials other than as part of such Work Product or to create derivative works of Aquarius Materials.

14.

Governing Law, Jurisdiction, and Venue. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Washington, without regard to its conflict of laws rules or choice of law principles.  Exclusive jurisdiction and venue for any claims made by either party against the other shall be within the state and federal courts located in the State of Washington.

15.

Notices. Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), or personal delivery to the other party at the address below:

If to Aquarius:	Attn: Davis Lawyer
Aquarius Cannabis Inc
22144 Clarendon Street
Suite 230
Woodland Hills, CA 91367

If to Client:	Attn: Marco Colella
Sysco Pancho LLC
6262 campbell rd peshastin wa 98847

Notice is effective: (i) when delivered personally, (ii) three (3) business days after sent by certified mail, or (iii) on the business day after sent by a nationally recognized courier service for next day delivery. A party may change its notice address by giving notice in accordance with this paragraph.

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16.

Waiver. The failure of any party to seek redress for violation of or to insist upon the strict performance of any agreement, covenant or condition of this Agreement shall not constitute a waiver with respect thereto or with respect to any subsequent act.

17.

No Third Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise

18.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

19.

Assignment. Except as may be necessary in the rendition of the Services as provided herein, neither Aquarius nor Client may assign any part or all of this Agreement, or subcontract or delegate any of their respective rights or obligations under this Agreement, without the other party’s prior written consent. Any attempt to assign, subcontract, or delegate in violation of this paragraph is void in each instance.

20.

Paragraph Headings and Captions. Paragraph headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

21.

Severability. Wherever possible each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under any such law, such provision shall be limited to the minimum extent necessary to render the same valid or shall be excised from this Agreement, as the circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited or as if said provision had not been included herein, as the case may be, and enforced to the maximum extent permitted by law, and the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement can be consummated as contemplated.

22.

Force Majeure. Neither Client nor Aquarius shall be liable to the other for any failure, inability, or delay in performing hereunder if caused by any cause beyond the reasonable control of the party so failing, including, without limitation, an Act of God, war, strike, or fire; but due diligence shall be used in curing such cause and in resuming performance.

23.

Independent Contractors; No Partnership or Joint Venture. Client and Aquarius agree that Aquarius shall perform its duties under this Agreement as an independent contractor. Furthermore, Aquarius is not a true party of interest of Client, and therefore, limited in its control over Client’s business pursuant to Washington Administrative Code 314-55-035.

24.

Survival. Provisions of this Agreement, the performance of which by either or both parties, or by their sense and context, are intended to survive, will survive the completion, expiration, termination or cancellation of this Agreement.

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25.

Entire Agreement. This Agreement and the Schedules attached hereto constitute the entire agreement between Aquarius and Client relating to the subject matter hereof and supersedes any prior agreement or understandings between them. This Agreement may not be modified or amended unless such modification or amendment is agreed to by both Aquarius and Client in writing.

IN WITNESS WHEREOF, Aquarius and Client have executed this Agreement on the day and date as first appears.

By:
Name:	Marco Colella
Title:	mbn gm

Aquarius Cannabis Inc

By:
Name:	Michael Davis Lawyer
Title:	CEO

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Attachment A

STATEMENT OF WORK (SOW)

Aquarius Cannabis LLC (“Aquarius”), in performance of the foregoing Agreement for Marketing and Brand Development Services will perform the following services to Sysco Pancho LLC (“Client”).

•

Plan and provide a retail level product branding strategy for Client.

•

Coordinate, with independent legal counsel hired by Client, all applicable trademark filings for Client.

•

Develop upgraded label designs for the current packaging of Clients branded products.

•

Refine Client’s packaging to increase margins and brand recognition.

•

Create a basic, branded “coming soon” website for Client, including information for retailers selling Client’s products.

•

Coordinate, with independent legal counsel hired by Client, execution of all brand licensing agreements and any other agreements between Client and its producers.

•

Monitor and forecast Client’s production volume and timing.

•

Monitor and forecast production volume and timing for other licensed producers selling marijuana to Client.

•

Prepare and report go-to-market schedules to Client and marijuana retailers.

•

Draft and implement best practices to measure and reduce the cost of processing the products Client sells.

•

Assist Client in developing profitable terms for the wholesale purchase of marijuana from other licensed producers, as well as profitable terms for the distribution and sale of marijuana by Client to licensed retailers.

•

Create, standardize, and coordinate the retailer enrollment process.

•

Coordinate, with independent legal counsel hired by Client, brand licensing agreements for use between Client, and licensed retailers.

•

Assist Client in choosing ongoing strategies for establishing long-term consumer loyalty to Client’s brands, including but not limited to:

o

Ongoing IP development

o

Design and development of online brand

o

Direct consumer marketing

o

Broader retailer enrollment